Alliant Energy
Corporate Headquarters
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact: Ryan Stensland (319) 786-4171
Investor Relations Contact: Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES AGREEMENT TO SELL DUANE ARNOLD ENERGY CENTER TO FPL ENERGY

Agreement includes the sale of company’s 70% ownership interest in the nuclear generation facility and a contract for energy output through February 2014.

Cedar Rapids, Iowa – July 5, 2005 – Interstate Power and Light Company (IP&L), a subsidiary of Alliant Energy Corporation (NYSE: LNT) announced today that the company has signed a definitive agreement to sell its 70% ownership interest in the 598 megawatt Duane Arnold Energy Center (DAEC), a nuclear generating facility located near Palo, Iowa, to FPL Energy, LLC, a subsidiary of FPL Group, Inc. (NYSE: FPL).

As part of the sale agreement, FPL Energy agreed to purchase the nuclear generating facility, nuclear fuel and inventory for approximately $380 million. In addition, the agreement contemplates that affiliates of IP&L will sell other related assets to FPL Energy for an additional $7 million.

The purchase price for the DAEC facility is subject to various adjustments at closing and the sale agreement also contemplates that IP&L will transfer assets and make cash payments to FPL Energy at closing in connection with FPL Energy’s assumption of decommissioning and other liabilities. FPL Energy will be responsible for the ultimate decommissioning of the facility. In conjunction with the sale agreement, FPL Energy is obligated at closing to offer employment to all current Nuclear Management Company employees at the generating facility.

IP&L will enter into a long-term Power Purchase Agreement (PPA) with FPL Energy to buy energy and capacity from DAEC. The structure of the PPA will result in costs for IP&L electric customers similar to the anticipated costs under continued IP&L ownership. The PPA will extend through February 2014, concurrent with expiration of DAEC’s current operating license.

Pending all appropriate state and federal regulatory approvals and satisfaction of other closing conditions, the transaction is expected to be concluded in late fourth quarter 2005 or early first quarter of 2006. The transaction is subject to approvals by various regulatory agencies – including the Iowa Utilities Board (IUB), the Minnesota Public Utilities Commission (MPUC), the Nuclear Regulatory Commission (NRC) and the Federal Energy Regulatory Commission (FERC) – and possible reviews by the Department of Justice and/or the Federal Trade Commission.

“Our company is very pleased that FPL Energy shares our view that DAEC is a valuable generating facility,” states Tom Aller, President-IP&L. “We will work diligently with the state and federal regulators to address the various regulatory issues associated with this transaction. The sale agreement with FPL Energy supports our company’s commitment to act in the long-term best interests of our shareowners, customers and the State of Iowa. Already a proven leader in the production of wind generation in our IP&L service area, FPL Energy’s agreement to purchase DAEC reinforces its commitment to being a strong, long-term energy partner within our service area. The transaction provides for the continued access to DAEC’s output for our customers, and the best opportunity for FPL Energy to seek renewal of DAEC’s operating license and continue the long-term operation of the generating facility.”

In December 2004, IP&L announced its intent to sell the company’s ownership interest in the DAEC, because it believed that a sale would reduce customer and shareowner financial and operational uncertainty associated with nuclear generating facility ownership and operations. At this time, the company anticipates net proceeds from the asset sale will be available for general corporate purposes and debt retirement.

Two other entities, Central Iowa Power Cooperative and Corn Belt Power Cooperative, own the remaining 30% interest in DAEC. IP&L’s decision is independent of any future actions by the other DAEC owners.

Concentric Energy Advisors, Inc. was IP&L’s financial advisor on the sale, and the transaction was supported by legal services provided by Foley & Lardner LLP and LeBoeuf, Lamb, Greene and MacRae, LLP.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or other words of similar import. Similarly, statements that describe future plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by such factors as: IP&L’s ability to obtain regulatory approval of the sale of the DAEC; no unanticipated events at the DAEC prior to closing of the sale; no changes in legislation or the regulatory climate applicable to the DAEC; and IP&L’s ability to complete the DAEC sale on its anticipated timetable and for expected proceeds. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy and IP&L undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.

Alliant Energy Corporation is an energy-services provider with subsidiaries serving more than three million customers. Providing its customers in the Midwest with regulated electricity and natural gas service remains the company’s primary focus. Alliant Energy’s domestic utility subsidiaries, Interstate Power and Light and Wisconsin Power and Light, serves 982,000 electric and 416,000 natural gas customers. Other business platforms include the international energy market and non-regulated domestic generation. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.

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